Exchange Agreement

April 12, 2025

Better Home & Finance Holding Company
1 World Trade Center
285 Fulton St., 80th Floor, Suite A
New York, NY 10007

Re: Exchange of Better Home & Finance Holding Company 1.00% Senior Subordinated Convertible Notes Due 2028

Ladies and Gentlemen:

SB Northstar LP, a Cayman Islands exempted limited partnership (the "**Investor**"), hereby agrees with Better Home & Finance Holding Company, a Delaware corporation (the "**Company**"), to exchange (the "**Exchange**") $533,884,514 aggregate principal amount of the Company's 1.00% Senior Subordinated Convertible Notes due 2028 (the "**Old Notes**"), of which Investor is the beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), for: (a) the Company's new 6.00% Senior Secured Notes due 2028 (the "**New Notes**") having an aggregate principal amount of $155,000,000; and (b) a cash payment of $110,000,000 (the "**Cash Payment**"), in each case, pursuant to and subject to the terms set forth in this Exchange Agreement (the "**Exchange Agreement**").

The Old Notes were issued pursuant to that certain Indenture (the "**Old Notes Indenture**"), dated as of August 22, 2023, by and among the Company, as issuer, certain subsidiaries of the Company party thereto, as Subsidiary Guarantors (as defined therein), and GLAS Trust Company LLC, as trustee. The New Notes will be issued pursuant to the provisions of an indenture to be dated as of the Closing Date (as defined below) (the "**Indenture**") by and among the Company, as issuer, GLAS Trust Company LLC, as trustee (in such capacity, the "**New Notes Trustee**") and as collateral agent (in such capacity, the "**Collateral Agent**") and certain subsidiaries of the Company party thereto, as Guarantors, substantially in the form set forth as Exhibit B hereto. Capitalized terms used but not defined herein have the meanings given in the Indenture.

The Investor understands that the Exchange is being made without registration under the Securities Act of 1933, as amended (the "**Securities Act**"), or any securities laws of any state of the United States or of any other jurisdiction, and that the New Notes and the guarantees of the New Notes by the Guarantors (as defined in the Indenture) (the "**New Guarantees**") are only being offered to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act) in reliance upon a private placement exemption from registration under the Securities Act.

1. Agreement to Exchange. Subject to the terms and conditions of this Exchange Agreement, the Investor hereby agrees to exchange $533,884,514 aggregate principal amount of the Old Notes (and no other consideration) for (a) New Notes in an aggregate principal amount of $155,000,000; and (b) the Cash Payment.

The Exchange will occur in accordance with the procedures set forth in Section 3 hereof.

2. The Closing. Subject to the satisfaction or valid waiver of all closing conditions set forth in Section 6, the closing of the Exchange (the "**Closing**") will take place virtually on or before 10:00 a.m., New York City time, on April 28, 2025 or such other time and place as the Company and the Investor may mutually agree (such date, the "**Closing Date**").

3. Exchange; Closing Mechanics.

(a) At the Closing, (i) the Investor shall deliver or cause to be delivered to the Company all right, title and interest in and to the Old Notes, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, "**Liens**"), together with any documents of conveyance or transfer that the Company may deem necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to the Old Notes, free and clear of any Liens (and no other consideration); (ii) the Company shall execute and deliver the Indenture; (iii) the Company shall execute, cause the New Notes Trustee to authenticate and cause to be delivered to the Investor, the New Notes by electronic certificate and recorded in book entry form in accordance with the terms of the Indenture; and (iv) the Company shall deliver to the Investor the Cash Payment by wire transfer of immediately available funds to the account as instructed by the Investor on Exhibit A hereto. The delivery and transfer of the Old Notes and delivery of the New Notes shall be effected by the electronic exchange of documents at the Closing.

(b) Subject to the terms and conditions of this Exchange Agreement, effective as of the Closing, the Investor hereby waives any and all other rights with respect to the Old Notes and the Old Notes Indenture and releases and discharges the Company from any and all claims the Investor may now have, or may have in the future, arising out of, or related to, the Old Notes or the Old Notes Indenture, including, without limitation, any claims arising from any existing or past defaults under the Old Notes Indenture, or any claims that the Investor is entitled to receive additional interest with respect to the Old Notes.

(c) All questions as to the form of all documents and the validity and acceptance of the Old Notes will be determined by the Company, in good faith, which determination will be final and binding.

4. Representations, Warranties and Covenants of the Company. The Company represents and warrants to the Investor and covenants that:

(a) The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets. The Company has full power and authority to consummate the Exchange and to enter into this Exchange Agreement, the Indenture and the New Notes and perform all of its obligations hereunder and thereunder. Each of the Guarantors is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with full power and authority to conduct its business as it is currently being conducted and to own its assets. Each of the Guarantors has full power and authority to consummate the

Exchange and to enter into the Indenture and the New Notes and perform all of its obligations hereunder and thereunder.

(b) Upon the Company's delivery of the New Notes to the Investor pursuant to the Exchange, such New Notes will be free and clear of all Liens created by the Company (other than those expressly created in favor of the Investor pursuant to the Security Documents (as defined in the Indenture)).

(c) Each New Note to be issued pursuant to this Exchange Agreement has been duly authorized by the Company and, when issued, authenticated and delivered in the manner provided for in the Indenture and in this Exchange Agreement, will be validly issued, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity, and will be entitled to the benefits of the Indenture. Each of the New Guarantees has been duly authorized by the respective Guarantor and, when the New Notes have been issued, authenticated and delivered in the manner provided for in the Indenture and in this Exchange Agreement, each of the New Guarantees will be validly issued, will constitute a valid and binding obligation of the respective Guarantor, enforceable against the respective Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity, and will be entitled to the benefits of the Indenture.

(d) The Indenture has been duly authorized by the Company and each of the Guarantors and, when duly authorized, executed and delivered in accordance with its terms by the New Notes Trustee, will constitute a valid and binding obligation of the Company and each of the Guarantors, enforceable against the Company and the respective Guarantor, as applicable, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(e) Each of the Security Documents has been duly authorized by the Company and any Guarantor party thereto and, when duly authorized, executed and delivered in accordance with its terms by the Collateral Agent, will constitute a valid and binding obligation of the Company and such Guarantor, as applicable, enforceable against the Company and such Guarantor, as applicable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity. The provisions of the Security Documents (together with such filings and other actions required to be taken by the Indenture or by the applicable

Security Documents) are effective to create in favor of the Collateral Agent, for the benefit of the holders of the New Notes, a legal, valid, binding and enforceable perfected first priority security interest in the Collateral described therein.

(f) The Exchange and the other transactions contemplated hereby, including the issuance of the New Notes and the New Guarantees, the payment of the Cash Payment, and the execution, delivery and performance, as applicable, by the Company and each of the Guarantors of its obligations under the New Notes and the Indenture, as applicable, will not (A) contravene any law, rule or regulation binding on the Company or any subsidiary thereof or any judgment or order of any court or arbitrator or governmental or regulatory authority applicable to the Company or any such subsidiary, (B) conflict with or constitute a breach or violation, impose any lien, charge or encumbrance upon any property or assets of the Company, or result in a default under any loan agreement, mortgage, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it is bound or to which any of the property or assets of the Company is subject or (C) constitute a breach or violation or result in a default under the organizational documents of the Company or any subsidiary thereof, except, in the case of clauses (A) and (B) above, for such contraventions, conflicts, violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, properties, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company or any of the Guarantors of its obligations under this Exchange Agreement, the Indenture or the New Notes, as applicable.

(g) No consent, approval, authorization, order, license, registration or qualification of or with any court or governmental or regulatory authority is required for the execution, delivery and performance by the Company or any of the Guarantors of its obligations under this Exchange Agreement, the Indenture and the New Notes, as applicable, and the consummation of the transactions contemplated by this Exchange Agreement, the Indenture and the New Notes, except (i) such as have been obtained or made (or will, at the Closing, have been obtained or made) by the Company or (ii) any required filings under the Exchange Act.

(h) This Exchange Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity. Neither the Company nor any of its "affiliates" (as defined in Rule 144 under the Securities Act ("**Rule 144**")) has at any point beneficially owned or held any interest in any of the Old Notes subsequent to their issuance. Assuming the accuracy of the representations and warranties of the Investor herein, the issuance of the New Notes and the New Guarantees in exchange for the Old Notes pursuant to this Exchange Agreement is exempt from the registration requirements of the Securities Act. Assuming the accuracy of the Investor's representations and warranties hereunder, the New Notes will, on the Closing Date, be eligible for resale pursuant to Rule 144 promulgated under the Securities Act.

(i) Assuming the accuracy of the representations and warranties of the Investor herein, it is not necessary to qualify the Indenture under the Trust Indenture Act of 1939, as amended, in connection with the Exchange.

(j) None of the Company or the Guarantors is and, after giving effect to the transactions contemplated by this Exchange Agreement, will not be required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission ("**SEC**") thereunder. From December 31, 2023 to the date of this Exchange Agreement, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, or timely filed notifications of late filings for any of the foregoing. Each of the Covered SEC Filings (as defined below), as of its date, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the Covered SEC Filings, at the time filed with the SEC, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included or incorporated by reference in the Covered SEC Filings complied in all material respects with applicable accounting requirements of Regulations S-X and have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). As used herein, "**Covered SEC Filings**" means each of the following documents, in the form they have been filed with the SEC and including any amendments thereto filed with the SEC: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024; (ii) those portions of the Company's April 22, 2024 Definitive Proxy Statement on Schedule 14A that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and (iii) the Company's Current Reports on Form 8-K (excluding any Current Reports or portions thereof that are furnished, and not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K, and any related exhibits) filed with the SEC after December 31, 2024.

(k) Neither the Company nor any of its subsidiaries (including the Guarantors) is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries are subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any governmental authority, except, in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, properties, management, financial position, prospects, stockholders' equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the

Company or any of the Guarantors of its obligations under this Exchange Agreement, the Indenture or the New Notes, as applicable.

(l) Except as disclosed in the Covered SEC Filings, there is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company that would reasonably be expected to materially and adversely affect the consummation of the Exchange contemplated in this Exchange Agreement or the performance of the Company of its obligations hereunder.

(m) The Company acknowledges that the terms of the Exchange have been mutually negotiated between the Investor and the Company.

(n) The Company understands that, unless the Company notifies the Investor in writing to the contrary before the Closing, each of the Company's representations and warranties contained in this Exchange Agreement will be deemed to have been reaffirmed and confirmed as of the Closing.

5. Representations and Warranties of the Investor. The Investor hereby represents and warrants to and covenants with the Company that:

(a) The Investor is an exempted limited partnership duly organized, validly existing and in good standing (or its jurisdictional equivalent, if any) under the laws of its jurisdiction of formation. Exhibit A hereto includes the true, correct and complete name and address of the Investor.

(b) This Exchange Agreement has been duly authorized, executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c) The Investor has full power and authority to exchange, assign and transfer the Old Notes pursuant to the Exchange and to enter into this Exchange Agreement and perform all obligations required to be performed hereunder by the Investor.

(d) The Investor: (i) is the sole beneficial owner of the Old Notes, (ii) has good, valid and marketable title to the Old Notes, free and clear of any Liens (other than (x) pledges or security interests that the Investor may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker, which will be terminated in connection with Closing and (y) Liens arising by operation of applicable securities laws), and (iii) has not, in whole or in part, assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of the Old Notes or the Investor's rights, title or interest in and to its Old Notes or given any person or entity, except for its investment advisor, agents and affiliates, any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Old Notes. Upon the Investor's delivery of its Old Notes to the Company pursuant to the Exchange, the Company will

acquire good, marketable and unencumbered title to the Old Notes, free and clear of all Liens created by the Investor or any other person acting for the Investor.

(e) The execution and delivery of this Exchange Agreement and the consummation of the transactions contemplated hereby, including the Exchange, will not (A) contravene any law, rule or regulation binding on the Investor or any investment guideline or restriction applicable to the Investor, except for such contraventions that would not, individually or in the aggregate, have a material adverse effect on the Investor's performance of its obligations under this Exchange Agreement or on the consummation by the Investor of the transactions contemplated hereby, or (B) conflict with, constitute a breach or violation of, or result in a breach or default under, the organizational documents of the Investor.

(f) The Investor is established in the jurisdiction set forth on Exhibit A hereto, and is not acquiring the New Notes as a nominee or agent or otherwise for any other person.

(g) The Investor acknowledges that no person has been authorized to give any information or to make any representation concerning the Company or the Exchange other than as contained in this Exchange Agreement, the Indenture and the Covered SEC Filings. The Company takes no responsibility for, and provides no assurance as to the reliability of, any other information that others may provide to the Investor.

(h) The Investor understands and accepts that acquiring the New Notes in the Exchange involves risks. The Investor has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of the Exchange and an investment in the New Notes. With the assistance of the Investor's own professional advisors, to the extent that the Investor has deemed appropriate, the Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the New Notes and the consequences of the Exchange and this Exchange Agreement. The Investor has considered the suitability of the New Notes as an investment in light of its own circumstances and financial condition, and each of the Investor is able to bear the risks associated with an investment in the New Notes.

(i) The Investor confirms that it is not relying on any statement (written or oral), representation or warranty made by, or on behalf of, the Company or any of its affiliates as investment, tax or other advice or as a recommendation to participate in the Exchange and receive the New Notes in exchange for Old Notes. The Investor confirms that it has read the Indenture relating to the New Notes and has not relied on any statement (written or oral) of the Company or any of its affiliates as to the terms of the New Notes. Neither the Company nor any of its affiliates is acting or has acted as an advisor to the Investor in deciding whether to participate in the Exchange and to exchange Old Notes for the New Notes.

(j) The Investor confirms that none of the Company or any of its affiliates have (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the New Notes; or (B) made any representation to the Investor regarding the legality of an investment in the New Notes under applicable investment guidelines, laws or regulations. In deciding to participate in the Exchange, the Investor is not relying on the advice or recommendations of the Company or

any of its affiliates, and has made its own independent decision that the terms of the Exchange and the investment in the New Notes are suitable and appropriate for it.

(k) The Investor is a sophisticated participant in the transactions contemplated hereby and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the New Notes and participation in the Exchange, is experienced in investing in capital markets and is able to bear the economic risk of an investment in the New Notes. The Investor is familiar with the business and financial condition and operations of the Company and has had the opportunity to conduct its own investigation of the Company and the New Notes. The Investor has had access to and reviewed the Covered SEC Filings and such other information concerning the Company and the New Notes it deems necessary to enable it to make an informed investment decision concerning the Exchange. The Investor has been offered the opportunity to ask questions of the Company and received answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the Exchange.

(l) The Investor understands that no federal, state, local or foreign agency has passed upon the merits or risks of an investment in the New Notes or made any recommendation or endorsement, or made any finding or determination concerning the fairness or advisability, of such investment or the consequences of the Exchange and this Exchange Agreement.

(m) The Investor is either (i) a "qualified institutional buyer" as defined in Rule 144A under the Securities Act, or (ii) an institutional "accredited investor" within the meaning of 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act. The Investor agrees to furnish any additional information reasonably requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the Exchange.

(n) The Investor is not directly, or indirectly through one or more intermediaries, controlling or controlled by, or under direct or indirect common control with, the Company and is not, and has not been for the immediately preceding three months, an "affiliate" (within the meaning of Rule 144 under the Securities Act (an "**Affiliate**")) of the Company. A period of at least one year (calculated in the manner provided in Rule 144(d) under the Securities Act) has lapsed since the Old Notes were acquired by the Investor from the Company or from a person known by the Investor to be an Affiliate of the Company.

(o) The Investor is acquiring the New Notes solely for the Investor's own beneficial account, or for an account with respect to which the Investor exercises sole investment discretion, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the New Notes. The Investor understands that the offer and sale of the New Notes and the New Guarantees have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of the Investor and accuracy of the other representations made by the Investor in this Exchange Agreement. The Investor understands that the Company and its affiliates are relying upon the representations and agreements contained in this Exchange Agreement (and any supplemental information) for the purpose of determining whether the Exchange meets the requirements for such exemptions.

(p) The Investor acknowledges that the terms of the Exchange have been mutually negotiated between the Investor and the Company.

(q) The Investor will, upon request, execute and deliver any additional documents, information or certifications that the Company or the New Notes Trustee may reasonably request to complete the Exchange.

(r) The Investor understands that, unless the Investor notifies the Company in writing to the contrary at or before the Closing, each of the Investor's representations and warranties, on behalf of itself, contained in this Exchange Agreement will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by the Investor.

(s) The Investor was given a meaningful opportunity to negotiate the terms of the Exchange.

(t) The Investor acknowledges that it had a sufficient amount of time to consider whether to participate in the Exchange, and neither the Company nor any of its affiliates or agents, has placed any pressure on the Investor to respond to the opportunity to participate in the Exchange. The Investor acknowledges that it did not become aware of the Exchange through any form of general solicitation or advertising within the meaning of Rule 502 under the Securities Act.

(u) No later than one (1) business day after the date hereof, the Investor agrees to deliver to the Company settlement instructions substantially in the form of Exhibit A attached to this Exchange Agreement.

(v) The Investor acknowledges and agrees that it has not transacted, and will not transact, in any securities of the Company, including, but not limited to, any hedging transactions, from the time the Investor was first contacted by the Company with respect to the transactions contemplated by this Exchange Agreement until after the Release Time (as defined in Section 7 herein).

(w) The Investor is not exchanging any Old Notes or acquiring any of the New Notes as a fiduciary or agent for one or more accounts.

(x) The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department's Office of Foreign Assets Control ("**OFAC**") or in any Executive Order issued by the President of the United States and administered by OFAC ("**OFAC List**"), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. To the extent required, the Investor maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List.

(y) The Investor acknowledges and agrees that no public market exists for the New Notes and that there is no assurance that a public market will ever develop for the New Notes.

6. Conditions to Obligations of the Investor and the Company.

(a) The obligations of the Investor to deliver (or cause to be delivered) the Old Notes are subject to the satisfaction at or prior to the Closing of the following conditions precedent: that the representations, warranties and covenants of the Company contained in Section 4 hereof are true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing, and all covenants contained herein to be performed at or before the Closing by the Company have been performed.

(b) The obligations of the Company to deliver the New Notes and make the Cash Payment are subject to the satisfaction at or prior to the Closing of the following conditions precedent: that the representations, warranties and covenants of the Investor contained in Section 5 hereof are true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing, and all covenants contained herein to be performed at or before the Closing by the Investor have been performed.

(c) On or prior to the Closing, the Investor shall have executed, and the Company shall have caused Vishal Garg to execute, a Termination Agreement (the "**Convertible Notes Side Letter Termination Agreement**"), in form and substance reasonably acceptable to the Investor and the Company, with respect to that certain Convertible Notes Side Letter, dated November 30, 2021, by and among the Investor and Vishal Garg.

(d) On or prior to the Closing, the Investor shall have caused SVF II Beaver (DE) LLC, LLC, a Delaware limited liability company (the "**Grantor**"), and the Company shall have caused Vishal Garg to execute, a Termination Agreement, in form and substance reasonably acceptable to the Investor and the Company, with respect to that certain Irrevocable Voting Proxy, originally dated April 7, 2021 and amended and restated on October 6, 2021, by and among the Grantor and Vishal Garg.

(e) On or prior to the Closing, the Company and the Investor shall have executed, and shall have caused Novator Capital Sponsor Ltd., a Cyprus limited liability company ("**Novator**") to execute, a mutual release agreement, in form and substance reasonably acceptable to the Company and the Investor, with respect to, among other things, that certain Bridge Note Purchase Agreement, dated as of November 30, 2021, by and among the Company, the Investor and Novator.

7. Announcement. On or before 9:30 a.m., New York City time, on the first business day after the date hereof (such time and date, the "**Release Time**"), the Company shall file with the SEC a Current Report on Form 8-K, which the Company shall provide to the Investor prior to such filing and will consider the Investor's reasonable comments thereto, disclosing any material non-public information in connection with the terms of this Exchange Agreement, the Indenture and the transactions contemplated hereby and thereby (which may include copies of this Exchange Agreement, the Indenture and/or the Convertible Notes Side Letter Termination Agreement as exhibits thereto).

8. Board Observation Rights.

(a) Provided that Closing has occurred, from June 1, 2025, for so long as the Investor and affiliates of the Investor continue to hold, in the aggregate, either: (i) at least 25% of the initial aggregate principal amount of the New Notes issued in the Exchange; or (ii) at least 12% of the sum of the outstanding shares of the Company's Class A Common Stock, Class B Common Stock and Class C Common Stock, calculated on a fully diluted basis, the Investor shall have the non-transferable right to appoint by written notice to the Company not more than one person designated by the Investor (the "**Board Observer**") to attend and observe in any regular meeting (including any regular meeting of any standing committee of the Board, a "**BOD Meeting**") of the board of directors of the Company (the "**Board**"), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Board (or any relevant committee thereof) at any such meetings. The Board Observer shall not be permitted to volunteer or table any suggestions at a BOD Meeting but shall be present in his or her capacity as observer only. Subject to Section 8(c) hereof, the Board Observer shall: (y) be timely notified of the time and place of any BOD Meetings and will be given written notice of all proposed actions to be taken by the Board or committee thereof at such meeting, and (z) have the right to receive all information provided to the members of the Board or any standing committee of the Board in anticipation of or at such meeting.

(b) The Board Observer and the Investor agree to hold in confidence all non-public information regarding the Company obtained by or from the Board Observer in their capacity as Board Observer and, prior to attending their first BOD Meeting or receiving any material related thereto, the Board Observer and the Investor shall execute a confidentiality agreement in a form reasonably acceptable to the Company, pursuant to which, among other things, each of the Board Observer and the Investor shall agree to maintain and procure the maintenance of the confidentiality of information obtained pursuant to this Section 8. The Investor acknowledges and agrees (and the Board Observer shall acknowledge and agree prior to attendance at any BOD Meeting or the receipt of any information pursuant to this Section 8) that (i) any information so provided or received by and through the Board Observer pursuant to this Section 8 may be material non-public information (within the meaning of applicable law) regarding the Company, and (ii) any recipient of material non-public information regarding the Company, including the Board Observer, the Investor and the Investor's affiliates, as applicable, shall not engage in unlawful trading of the Company's securities when in possession of such material non-public information for so long as it or they continues to constitute material non-public information in accordance with applicable law. The Board Observer shall be subject to the insider trading policy maintained by the Company as if the Board Observer were a director of the Company.

(c) Notwithstanding any rights granted hereunder, the Company shall have the right to exclude the Board Observer from access to any material or from attendance at a BOD Meeting or portion thereof, if: (i) access to such information or attendance at such BOD Meeting or portion thereof would, in the reasonable discretion of the Board, adversely affect the attorney-client privilege held by Company or any of its subsidiaries, (ii) such exclusion or denial is necessary or advisable, in the reasonable discretion of the Board, to discharge the directors' fiduciary duties, or (iii) the Board in good faith believes that there is a legitimate business interest as a result of a conflict or potential conflict of interest with the Investor to do so or such exclusion is reasonably prudent with respect to maintaining the confidential nature of the material or meeting or portion thereof.

9. Waiver, Amendment. Neither this Exchange Agreement nor any provisions hereof may be modified or amended with the written agreement of each of the parties to this Exchange Agreement. All waivers under this Agreement shall be in writing and signed by the party against whom such waiver is to be enforced.

10. Assignability. Neither this Exchange Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by either the Company, on the one hand, or the Investor, on the other hand, without the prior written consent of the other party.

11. Taxation. The Investor shall provide the Company with a properly completed and executed IRS Form W-8, including any relevant attachments, attesting to its exemption from withholding under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended.

12. Withholding. Notwithstanding anything to the contrary in this Exchange Agreement, the Company shall at all times be entitled to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Company in connection with the Exchange; provided, that each of the Company and the Investor acknowledges and agrees that so long as the Investor has delivered to the Company, at or prior to the Exchange, (i) a duly executed IRS Form W-8IMY in respect of the Investor, together with all applicable attachments, certifying that all of the beneficial owners of the Notes held by the Investor are "United States persons" within the meaning of Section 7701(a)(30) of the Code and (ii) a duly executed IRS Form W-9 in respect of each such beneficial owner certifying, among other things, that such beneficial owner is not subject to U.S. backup withholding, no U.S. federal tax or backup withholding is required to be made from any payments under this Exchange Agreement. To the extent the Company withholds or pay any such taxes (including any amounts withheld from amounts payable to the Investor), the Investor will be treated under this Exchange Agreement as having received a payment of such amount from the Company as of the time such withholding or tax is required to be paid.

13. Expenses. The Company shall reimburse the Investor for the reasonable and documented fees and disbursements of Morrison Foerster LLP incurred in connection with the negotiation and execution of this Exchange Agreement up to the Closing Date; provided, that the maximum amount of fees and expenses that the Company shall be obligated to reimburse to the Investor pursuant to this Section 13 shall not exceed $500,000 in the aggregate.

14. Waiver of Jury Trial. EACH OF THE COMPANY AND THE INVESTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS EXCHANGE AGREEMENT.

15. Governing Law. This Exchange Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

16. Submission to Jurisdiction. Each of the Company and the Investor (a) agrees that any legal suit, action or proceeding arising out of or relating to this Exchange Agreement or the transactions contemplated hereby shall be instituted exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York, in either case located in the Borough of Manhattan in the City of New York; (b) waives any objection that it may now or hereafter

have to the venue of any such suit, action or proceeding; and (c) irrevocably consents to the jurisdiction of the aforesaid courts in any such suit, action or proceeding. Each of the Company and the Investor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17. Venue. Each of the Company and the Investor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Exchange Agreement in any court referred to in Section 16. Each of the Company and the Investor irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

18. Section and Other Headings. The section and other headings contained in this Exchange Agreement are for reference purposes only and will not affect the meaning or interpretation of this Exchange Agreement.

19. Counterparts. This Exchange Agreement may be executed either manually or by way of a digital signature provided by DocuSign (or similar digital signature provider), in any number of counterparts (including by facsimile or other electronic means, including telecopy, email or otherwise), each of which when so executed and delivered will be deemed to be an original and all of which together will be deemed to be one and the same agreement. Delivery of an executed signature page to this Exchange Agreement by facsimile or other electronic transmission (including pdf format) will be effective as delivery of a manually executed counterpart hereof.

20. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Company:	Better Home & Finance Holding Company
	1 World Trade Center, 285 Fulton St., 80th Floor, Suite A, New York, NY 10007
	Attn: Kevin Ryan
	E-mail: kryan@better.com
	With a copy to (which shall not constitute notice):
	Ropes & Gray LLP
	1211 Avenue of the Americas, New York, NY 10036-8704

Attn: Carl Marcellino & Christopher J. Capuzzi

Email: Carl.Marcellino@ropesgray.com; Christopher.Capuzzi@ropesgray.com

If to the Investor: SB Northstar LP

Attn: Peter Fung & Russell Elam, with a copy to Stephen Lam and Sakura Yoshimura

E-mail: peter.fung@softbank.com; russell.elam@softbank.com; stephen.lam@softbank.com; sakura.yoshimura@g.softbank.co.jp

21. Service of Process. Each party to this Exchange Agreement irrevocably consents to service of process in the manner provided for notices in Section 20 hereof. Nothing in this Exchange Agreement will affect the right of any party to this Exchange Agreement to serve process in any other manner permitted by law.

22. Binding Effect. The provisions of this Exchange Agreement will be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

23. Notification of Changes. The Investor hereby covenants and agrees to notify the Company upon the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant of the Investor, made on behalf of itself, contained in this Exchange Agreement to be false or incorrect.

24. Severability. If any term or provision of this Exchange Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Exchange Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

[*REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS*]

IN WITNESS WHEREOF, each of the undersigned has executed this Exchange Agreement as of the date first written above.

SB Northstar LP, acting through its general partner,
SB NORTHSTAR GP

Signed by:

By: Stephen Lam
326D31B00C2044E...
Name: Stephen Lam
Title: Director

BETTER HOME & FINANCE HOLDING COMPANY

By: ______________________________
Name:
Title:

IN WITNESS WHEREOF, each of the undersigned has executed this Exchange Agreement as of the date first written above.

SB Northstar LP, acting through its general partner, **SB NORTHSTAR GP**

By: ______________________________
Name:
Title:

BETTER HOME & FINANCE HOLDING COMPANY

By: Signed by: KEVIN RYAN 9E9C93751C6E434...
Name: KEVIN RYAN
Title: CFO